EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 17, 2016 which appears in this annual report on Form 11-K of the Savings Bank Employees Retirement Association (SBERA) 401(k) Plan as adopted by The Provident Bank for the year ended December 31, 2015.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut
June 24, 2016